News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS FOURTH QUARTER SALES

NASHVILLE, Tenn. (February 3, 2011) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 13-week and 52-week periods ended January 29, 2011.

Net sales for the 13-week period ended January 29, 2011, were $139.6 million compared with $142.8 million for the 13-week period ended January 30, 2010. Comparable store sales for the fourth quarter of fiscal 2010 decreased 7.9% compared with a 10.2% increase in the prior-year quarter.

Net sales for the 52-week period ended January 29, 2011, were $415.3 million compared with $406.2 million for the 52-week period ended January 30, 2010. Comparable store sales for fiscal 2010 decreased 0.5% compared with an 8.4% increase in fiscal 2009. The Company opened 38 stores and closed 17 during fiscal 2010, ending the year with 300 stores.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “Despite the effect of severe winter weather in our markets in January and a tough comparison from a year ago, we produced sales and margin that keeps us generally in line with our expectations.”

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 298 stores in 30 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 15, 2010. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.